Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the registration statements (Nos. 333-159279, 333-156708, 333-153215, 333-148765, 333-82934, 333-89840, 333-105288 and 333-110197) on Form S-3 and (Nos. 333-40524, 333-65616, 333-101632, 333-108096, 333-117140, 333- 158521) on Form S-8 of Ardea Biosciences, Inc. of our reports dated March 11, 2010, with respect to our audits of the consolidated financial statements of Ardea Biosciences, Inc., as of December 31, 2009 and for the years ended December 31, 2009 and 2008, which reports are included in this Annual Report on Form 10-K of Ardea Biosciences, Inc. for the year ended December 31, 2010.
/S/ STONEFIELD JOSEPHSON, INC.

Irvine, CA
March 11, 2011